UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2021

Aileron Therapeutics, Inc.

(Exact Name of Company as Specified in Charter)

Delaware	001-38130	13-4196017
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

285 Summer Street, Unit 101 Boston, MA		02210
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 995-0900

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.001 par value per share	ALRN	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☒

Item 1.01	Entry into a Material Definitive Agreement.

On March 26, 2021, Aileron Therapeutics, Inc. (the “Company”) entered into a sublease agreement (the “Sublease”) by and among the Company, Vittoria Industries North America, Inc. (the “Sublessor”) and Waterfront Equity Partners, LLC (the “Lessor”), under which the Company is leasing approximately 3,365 square feet of office space located at 285 Summer Street, Unit 101, Boston, Massachusetts (the “Premises”). The Sublease is subject and subordinate to a lease agreement, dated as of July 13, 2012, by and between the Sublessor and Lessor (the “Prime Lease”), pursuant to which the Sublessor is leasing the Premises from the Lessor.

The term of the Sublease (the “Term”) commences on April 1, 2021 and terminates upon the earliest to occur of (i) March 31, 2023, (ii) early termination of the Prime Lease or (iii) termination of the Sublease pursuant to the terms thereof. The Company is obligated to pay monthly base rent under the Sublease to the Sublessor in an amount of $11,777.50 per month for the period commencing June 1, 2021 through May 30, 2022 and $11,917.71 per month commencing June 1, 2022 through the remainder of the Term.

The Sublessor has the right to terminate the Sublease upon specified events of default, including the Company’s failure to pay rent in a timely manner and upon the occurrence of certain events of insolvency with respect to the Company.

The foregoing summary of the Sublease does not purport to be complete and is qualified in its entirety by reference to the full text of the Sublease, a copy of which will be filed as an exhibit to the Company’s Quarterly Report on Form 10-Q for the three months ended March 31, 2021.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Aileron Therapeutics, Inc.
Date: March 31, 2021	By:	/s/ Richard J. Wanstall
Richard J. Wanstall
Chief Financial Officer and Treasurer